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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. ANNOUNCES DELISTING FROM
THE NASDAQ STOCK MARKET

         Pittsburgh, Pennsylvania - November 2, 2001 - The Carbide/Graphite Group, Inc. ("C/G" or the "Company") (NASDAQ NNM: CGGIQ) today announced that it has received a Nasdaq Staff determination indicating that the Company had failed to comply with the requirements for continued listing on The Nasdaq Stock Market and that its common stock is, therefore, delisted from The Nasdaq National Market as of the opening of business today, November 2, 2001. According to the staff determination, the decision to delist was based on the following factors:
(i) the Company's September 21, 2001 filing under Chapter 11 of the U.S. Bankruptcy Code and associated public interest concerns as set forth under Nasdaq Marketplace Rules 4450(f) and 4330(a)(3), (ii) concerns regarding the residual equity interest of the existing listed common stockholders and (iii) the Company's inability to demonstrate its ability to sustain compliance with all requirements for continued listing on The Nasdaq Stock Market. The Company has decided not to appeal this determination based on the costs and expenses associated with such an appeal, the management attention that would be involved and the low probability of success of an appeal. The Company's common stock may be eligible for quotation on the NASD "over the counter" bulletin board or in the "pink sheets", but there can be no assurance that such common stock will in fact be quoted therein.

         The Company also announced today that it had submitted a "no-action letter" to the Securities and Exchange Commission requesting relief from the periodic reporting obligations under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company is awaiting a reply to the no-action letter. In the meantime, in accordance with the modified reporting requested in the no-action letter, the Company intends to file, under cover of Form 8-K and in lieu of its Exchange Act reports, the monthly operating reports that it files with the U.S. Trustee and the Bankruptcy Court.

         The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

          Note: This release contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbor created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that such statements will prove to be accurate. There can be no assurance that the Company's securities will be quoted on the NASD OTCBB, in the "pink sheets" or elsewhere following the delisting from The Nasdaq Stock Market. Other risks and uncertainties are detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.